FORM 8-K

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934.

Date of Report (Date of earliest event reported) November 10, 1995.



                     HIGH PLAINS CORPORATION

(Exact name of registrant as specified in its charter)

Kansas                                                #1-8680
(State or other jurisdiction of                       (Commission File
incorporation)                                        Number)



200 W. Douglas                                        #48-0901658
Suite #820                                            (IRS Employer
Wichita, Kansas 67202                                 Identification No.)
(Address of principal
executive offices)


                            (316)269-4310
                    (Registrant's telephone number)

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Item 5.     Other Events.

High Plains Corporation, in response to repeated shareholder questions, announced that, as of today, ethanol prices have increased by approximately $.12 per gallon, FOB the Company's plants, over the average price received for the product during the Company's last fiscal quarter. In past years, ethanol pricing for wintertime delivery began increasing in August and September, but did not materially increase during the current year until October. In addition, the Company announced significant increases in the sales price of distiller's grain, the Company's co-product, since August 1995 when dried distiller's grain spot prices were $95.00 per ton. The current spot price for the Company's dried distiller's grain is $150.00 per ton, a 58% increase. The Company manufactures about 180,000 tons of dry basis distiller's grain per year.

While grain prices continue to rise, the Company believes it has protected itself from any further major effects of higher grain prices. This has been accomplished by forward-contracting on approximately 70% of the Company's projected grain needs until the 1996 harvest and by increased distiller's grain prices. As grain prices increase, the sales price of the Company's grain co-product, distiller's grain, traditionally increases to provide additional revenue to assist in covering the higher cost of grain.

In regard to continuity of ethanol's blending excise tax incentive, the Company believes that its position is much stronger after the attempt by U.S. Representative Archer to limit the incentive was eliminated. United States Representative and Speaker of the House, Newt Gingrich, and Senator Phil Gramm joined many other Congressional leaders endorsing ethanol's tax incentive. Gingrich stated that his support for ethanol stemmed from the fact that the ethanol program actually saves the American people over two billion dollars per year in reduced farm support and otherwise necessary rural economic development expenditures. In encouraging this conclusion, the ethanol industry provided evidence that ethanol's excise tax reduction is necessary in order to allow ethanol to compete with the price of gasoline. Gasoline is able to be sold at price levels that do not reflect its true cost, due to continuing and massive oil and gas subsidies.

On March 1, 1996, CARB Phase 2, the second phase of California Air Resource Board's air quality program, is scheduled to begin. At that time, gasoline volatility state-wide in California will be further reduced to 7 pounds per square inch (psi). The 7 psi volatility limit will apply for eight months of the year, March through October. Demand for ETBE, a low vapor pressure oxygenate made from ethanol, is expected to increase as a result of the difficulty in manufacturing gasoline with such a low vapor pressure. Oxygenates are required state-wide in California, and ETBE appears to be an ideal oxygenate due to its superior blending characteristics, such as low vapor pressure (less than half the vapor pressure of the competitive oxygenate), higher boiling point, and increased octane.

Raymond G. Friend, Executive Vice President and Chief Financial Officer stated, "In our last fiscal quarter, our revenues exceeded $20 million and were 148% above the prior year's comparable quarter, even with the lower than normal seasonal prices over the recent quarter. Now, that ethanol prices have risen, our financial results should show improvement throughout the winter."

Based in Wichita, Kansas, High Plains Corporation is the largest publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol west of the Mississippi River, with up to 58 million gallons per year of capacity from their two plants. Clean-burning ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

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                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date  November 10, 1995      HIGH PLAINS CORPORATION




                             Raymond G. Friend
                             Executive Vice President
                             Chief Financial Officer